Amendment No. 1 to Fund Participation Agreement

between

Pacific Life Insurance Company

Pacific Life & Annuity Company

Each Participating Fund

and

The Dreyfus Corporation

Pacific Life Insurance Company, Pacific Life & Annuity Company, Each Participating Fund (as set forth on Exhibit B in Fund Participation Agreement) and The Dreyfus Corporation (with respect to Article X only), have previously entered into a Fund Participation Agreement dated January 1, 2013 (the “Agreement”). The parties now desire to amend the Agreement by this amendment (the “Amendment”).

Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect. Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

A M E N D M E N T

For good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	Exhibit A of the Agreement is deleted and replaced in its entirety with the Exhibit A attached hereto.

2.	The changes set forth herein shall be effective as of June 1, 2014.

3.	Notwithstanding any other provision to the contrary, including Article III entitled “Participating Fund Shares”, to the extent that Insurance Company utilizes the National Securities Clearing Corporation’s (“NSCC”) Mutual Fund Settlement, Entry and Registration Verification system (“Fund/SERV”), then the following provisions shall apply and be added to Article III as new Section 3.15:

“a. On each Business Day, Insurance Company shall aggregate purchase orders and redemption orders for each Separate Account received by Insurance Company prior to the Close of Trading on Business Day and shall communicate to Dreyfus by National Securities Clearing Corporation’s (“NSCC”) Mutual Fund Settlement, Entry and Registration Verification system (“Fund/SERV”) the aggregate purchase and redemption orders for each Separate Account received by Insurance Company prior to the Close of Trading by no later than the NSCC’s Defined Contribution Clearance & Settlement (“DCC&S”) cycle 8 (generally 7:30 a.m. Eastern time) on the following Business Day. Each Participating Fund shall treat all aggregate purchase and redemption orders submitted to Dreyfus, on behalf of such Participating Fund, in accordance with the foregoing, as if received by the Close of Trading on preceding Business Day. Insurance Company represents and warrants that all aggregate purchase and redemption orders submitted by Insurance Company for execution as of the effective trade date shall represent aggregate purchase and redemption orders received from its Contractholders prior to the Close of Trading on the effective trade date. Settlement of all aggregate purchase and redemption orders accepted by Participating Fund, or Dreyfus on its behalf, shall occur consistent with the requirements of the DCC&S NSCC Fund/SERV.

b. In the event that such aggregate purchase and redemption orders for a Separate Account received by Insurance Company through the DCC&S NSCC Fund/SERV reject at Dreyfus or NSCC Fund/Serv, Insurance Company shall resolve the reject by 11:00 a.m Eastern Time to be treated by Dreyfus, on behalf of each Participating Fund, as if received by the Close of Trading on the preceding Business Day.

c. Aggregate purchase and redemption orders accepted by Participating Fund, or Dreyfus on its behalf, but not transmitted via the DCC&S NSCC Fund/SERV shall be processed and settled in accordance with the provisions of Article III.”

Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of May 1, 2014.

PACIFIC LIFE INSURANCE COMPANY

By:  /s/ Jose T. Miscolta

Name: Jose T. Miscolta

Its: Assistance Vice President

Attest:  /s/ Brandon J. Cage

Name: Brandon J. Cage, Assistant Secretary

PACIFIC LIFE & ANNUITY COMPANY

By:  /s/ Jose T. Miscolta

Name: Jose T. Miscolta

Its: Assistant Vice President

Attest:  /s/ Brandon J. Cage

Name: Brandon J. Cage, Assistant Secretary

EACH PARTICIPATING FUND

By:  /s/ Bradley J. Skapyak

Name: Bradley J. Skapyak

Its: President

THE DREYFUS CORPORATION

By:  /s/ Gary R. Pierce

Name: Gary R. Pierce

Its: Controller

EXHIBIT A

Name of Separate Accounts

Separate Account A of Pacific Life Insurance Company

Pacific Select Variable Annuity Separate Account of Pacific Life Insurance Company

Pacific Select Exec Separate Account of Pacific Life Insurance Company

Pacific COLI Separate Account of Pacific Life Insurance Company

Pacific COLI Separate Account II of Pacific Life Insurance Company

Pacific COLI Separate Account III of Pacific Life Insurance Company

Pacific COLI Separate Account IV of Pacific Life Insurance Company

Pacific COLI Separate Account V of Pacific Life Insurance Company

Pacific COLI Separate Account VI of Pacific Life Insurance Company

Pacific COLI Separate Account X of Pacific Life Insurance Company

Pacific COLI Separate Account XI of Pacific Life Insurance Company

Separate Account I of Pacific Life Insurance Company

Separate Account A of Pacific Life & Annuity Company

Pacific Select Exec Separate Account of Pacific Life & Annuity Company

Separate Account I of Pacific Life & Annuity Company

Pacific COLI Separate Account of Pacific Life & Annuity Company

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